Consent of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
AllianceBernstein Growth and Income Fund,
Inc.:

We consent to the use of our report, incorporated herein by reference, dated December 19, 2008, for AllianceBernstein Growth and Income Fund, Inc. as of October 31, 2008, and to the references to our firm under the headings "FINANCIAL HIGHLIGHTS" in the Prospectuses and "SHAREHOLDER SERVICES - Statements and Reports", "GENERAL INFORMATION - Independent Registered Public Accounting Firm", and "FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.


/s/ KPMG LLP

New York, New York
February 27, 2009